                                 AMENDMENT NO. 1
                                       TO
                        ADMINISTRATIVE SERVICES AGREEMENT

                           BERGER SMALL CAP VALUE FUND
                   (A SERIES OF BERGER OMNI INVESTMENT TRUST)

         This AMENDMENT NO. 1 TO ADMINISTRATIVE SERVICES AGREEMENT (the "Amendment") is made effective as of the 1st day of October, 1999, between BERGER LLC, a Nevada limited liability company, and BERGER OMNI INVESTMENT TRUST, a Massachusetts business trust (the "Trust"), with respect to the BERGER SMALL CAP VALUE FUND (the "Fund"), a series of the Trust.

                                    RECITALS

         A. Berger Associates, Inc., and the Trust entered into that certain Administrative Services Agreement dated February 14, 1997 (the "Agreement"), setting forth the terms and conditions under which the Trust has appointed Berger Associates, Inc., to provide certain administrative services to the Fund.

         B. Effective September 30, 1999, Berger Associates, Inc., assigned and transferred all its rights, interests, duties and obligations, including its rights, interests, duties and obligations under the Agreement, to its subsidiary, Berger LLC, in an assignment and transfer approved by the Trustees of the Trust.

         C. Berger LLC and the Trust desire to set forth in this Amendment their mutual agreement that Berger LLC will continue to provide the services required by the Agreement, but without compensation or payment therefor.

                                    AGREEMENT

         For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         1.   ELIMINATION OF COMPENSATION.

         (A) Section 1 of the Agreement is hereby amended to delete the phrase "for the compensation herein provided."

         (B) Section 4 of the Agreement is hereby amended in its entirety to read as follows:

                    "4.  COMPENSATION. For its services under this Agreement,
              Berger LLC shall not be compensated or paid a fee."

         2. NO OTHER CHANGES. No changes to the Agreement are intended by the parties other than the changes reflected in Section 1 of this Amendment, and all other provisions of the Agreement are hereby confirmed.

         3. LIMITATION ON PERSONAL LIABILITY. NOTICE IS HEREBY GIVEN that the Trust is a business trust organized under the laws of the Commonwealth of Massachusetts pursuant to a Declaration of Trust filed in the office of the Secretary of State of the Commonwealth of Massachusetts. All parties to this Amendment acknowledge and agree that this Amendment was made by and on behalf of the Trust by the person executing below as an officer of the Trust and not individually, that the Trust is a series trust and all debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series shall be enforceable against the assets held with respect to such series only, and not against the assets of the Trust generally or against the assets held with respect to any other series and further that no trustee, officer or holder of shares of beneficial interest of the Trust shall be personally liable for any of the foregoing.

         4. GOVERNING LAW. This Amendment shall be construed in accordance with the laws of the State of Colorado (without giving effect to the conflicts of laws principles thereof) and the Investment Company Act of 1940, as amended. To the extent that the applicable laws of the State of Colorado conflict with the applicable provisions of the Investment Company Act of 1940, as amended, the latter shall control.

         IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Amendment as of the date and year first above written.

                                   BERGER LLC


                                   By: /s/ Jack R. Thompson
                                       ---------------------
                                     Jack R. Thompson
                                     President

                                   BERGER OMNI INVESTMENT TRUST, with
                                   respect to its series known as the BERGER
                                   SMALL CAP VALUE FUND



                                   By: /s/ Jack R. Thompson
                                       ---------------------
                                     Jack R. Thompson
                                     President


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